FOR IMMEDIATE RELEASE          CONTACT: HFS Incorporated
                               Henry R. Silverman, 212/421-6080
                               Chairman and Chief Executive Officer

                               or

                               PHH Corporation
                               Robert D. Kunisch, 410/771-3600
                               Chairman and Chief Executive Officer

HFS Incorporated and PHH Corporation announce merger; merger valued at $ 1.7 billion

         PARSIPPANY, NJ, November 11, 1996--HFS Inc. (NYSE:HFS) and PHH Corp. (NYSE:PHH) announced today that they have entered into a definitive merger agreement pursuant to which PHH will become a subsidiary of HFS. The agreement, valued at approximately $1.7 billion, or $49.50 per PHH share, assumes the issuance of approximately 23.2 million shares of HFS Common Stock in exchange for all of the outstanding PHH shares. PHH currently has approximately 34.8 million common shares outstanding. HFS has approximately 153 million fully diluted shares outstanding. Pursuant to the terms of the agreement, the maximum number of HFS shares to be issued would be 28.7 million and the minimum number of shares to be issued would be 21.3 million, base upon an average share price of HFS between $60.00 and $81.00 for the 20 trading days ending five days before the PHH shareholders vote. This transaction will be accounted for as a pooling of interests and is anticipated to be tax-free for PHH shareholders.

         PHH provides cost-effective vehicle and home-related services to corporations, government agencies, membership organizations and individuals. The company is 50 years old and operates primarily in the United States, Canada and Europe. Based in Hunt Valley, Md., the company has three significant lines of business: corporate real estate services, principally relocation; vehicle management services, and mortgage banking services. For the 12 month period ended July 31, 1996, PHH net revenues totaled approximately $600 million with net income of approximately $86 million.

         In conjunction with the merger, HFS expects to recognize a one-time charge related to transaction and business combination costs. The merger, subject to customary regulatory approvals and shareholder vote by each company, is expected to close during the first quarter of 1997. At the closing of this transaction, Robert D. Kunisch, PHH Chairman and Chief Executive Officer, will join the HFS board of directors.

         Henry R. Silverman, HFS Chairman and Chief Executive Officer, said, "PHH is a perfect strategic fit within HFS and represents our continued evolution into a global service provider for consumers, corporations and other organizations. We are pleased that PHH has decided to join with our company and we look forward to the significant accretive benefits of the combined organizations."


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         Mr. Silverman added, "PHH's three business units provide additional platforms for incremental profit opportunities in, and expansion of, our existing businesses as well as significant opportunities to better execute our preferred vendor strategies. In corporate relocation, our existing business combined with PHH's relocation and other real estate services will benefit the transferring employees of our corporate customers as well as our franchised real estate brokers. "PHH's mortgage business will provide a mortgage product for consumers who wish to obtain a home mortgage at the same time and place that they buy a home --at the point of sale in our broker's office. Vehicle management services will enable HFS to achieve additional fleet operating and overhead efficiencies when coordinated with our rental car operations."

         Robert D. Kunisch, PHH Chairman and Chief Executive Officer, said, "The merger of PHH and HFS will deliver outstanding value for PHH shareholders. I am even more excited that it will provide current and future HFS shareholders with additional value as we are able to expand our superior client services and tap new opportunities in our complementary businesses and markets. We plan to expand on our record of success in the years ahead as we join forces with the HFS organization."

         PHH Corporation is an international provider of value-added services with $ 5.5 billion in assets. Through its three business segments, PHH delivers cost-efficient outsourcing alternatives in the areas of vehicle leasing and maintenance, fuel purchase and management, relocation, real estate, mortgage banking and insurance services, to corporations, government agencies, affinity membership organizations and financial institutions in North America, the United Kingdom and continental Europe.

         HFS Incorporated is a global consumer services company. The company is the largest franchisor of hotels and residential real estate brokerage offices and also owns Avis Inc., the world's second largest rental car system. It expects to complete the acquisition of Resort Condominiums International Inc., the largest provider of vacation timeshare exchanges worldwide, on November 12, 1996.